Exhibit 99.1

ATTITUDE DRINKS COMPLETES $900,000 SALE OF NOTES

Palm Beach Gardens, FL, July 21, 2010. Attitude Drinks Incorporated (the “Company”) (OTCBB:ATTDD) announces it completed the sale of $900,000 in Secured Convertible Notes and Class A Common Stock Purchase Warrants on July 15, 2010.

CEO, Roy Warren stated: “We are pleased that our two largest institutional note holders elected to participate in this new round of financing, along with two new investors.”

The Company engaged Perrin Holden & Davenport Capital Corp. to act as placement agent on the financing.  In connection with the financing, the due date on the Company’s existing debt was extended until March 31, 2011.  The net proceeds of the financing will be used for working capital.  Company insiders, Roy Warren, CEO, and Tommy Kee, CFO, agreed to lock-up their shares as part of the transaction.  Concurrently, the Company is filing a Form 8-K with the Securities and Exchange Commission that includes additional information about the financing.

PHD Capital is a full service brokerage and investment banking firm located in New York City.  Jody Eisenman, CEO of PHD Capital, stated; “We are excited by the opportunities in Attitude Drinks.  With the current level of financing that we are providing, we are optimistic that the company can execute its business plan.  We believe that the potential market for a milk based sports beverage is huge”.

About Attitude Drinks Inc.:
Attitude Drinks Inc. is an innovative, beverage brand development company with a focus on functional milk ready-to-drink beverages. Phase III 'Recovery'® is the company's first, functional milk drink exploiting recent scientific evidence of the benefits of milk and protein as an exercise recovery aid. The February 2010 launch of Phase III marks the first time a sports drink has been formulated from real milk. Attitude is finalizing the development of new functional milk drinks, targeting weight management and younger consumers which benefits from the same processing technology utilized in Phase III for launch in Q-4 2010. For more information, visit www.attitudedrinks.com.

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:
Attitude Drinks Incorporated
Roy Warren
CEO